EXHIBIT 99.1

HSBC FINANCE CORPORATION AND SUBSIDIARIES
DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s		Dominion
	Poor’s	Investors		Board Rating
	Corporation	Service	Fitch, Inc.	Service

As of March 3, 2008
HSBC Finance Corporation
Senior debt	AA−	Aa3	AA−	AA (low	)
Senior subordinated debt	A+	A2	A+	*
Commercial paper	A-1+	P-1	F-1+	R-1 (middle	)
Series B preferred stock	A-2	A2	A+	*
HFC Bank Limited
Senior debt	AA−	Aa3	AA−	*
Commercial paper	A-1+	P-1	F-1+	*
HSBC Financial Corporation Limited
Senior notes and term loans	*	*	*	AA (low	)
Commercial paper	*	*	*	R-1 (middle	)

*	Not rated by this agency.